                                                                   Exhibit 10.72

                            RESTRUCTURING AGREEMENT

     This Restructuring Agreement (this "Agreement") is made and entered into as of August 12, 2003, by AMERCO Real Estate Company, a Nevada corporation ("AREC") and the signatories hereto that are holders of the Notes described below (collectively, the "Noteholders"). AREC and the Noteholders are collectively referred to herein as the "Parties" and individually as a "Party."

                                    RECITALS

     WHEREAS, AREC and the Noteholders have engaged in good faith negotiations with the objective of reaching an agreement with regard to (i) the restructuring of the $95,000,000 Senior Notes, Series A, due April 30, 2012 and the $5,000,000 Senior Notes, Series B, due April 30, 2007, issued by AREC (collectively, the "Notes") under that certain Note Purchase Agreement dated March 15, 2002 (the "Purchase Agreement"), between AREC and the Noteholders, and guaranteed by AREC's parent, AMERCO, a Nevada corporation ("AMERCO"), under and pursuant to the Purchase Agreement, and (ii) the recapitalization of AREC and AMERCO.

     WHEREAS, on June 20, 2003, AMERCO filed for relief under Chapter 11 of Title 11 of the United States Code, 11 U.S.C. Section Section 101, et. seq. (the "Bankruptcy Code"), which case is pending before the United States Bankruptcy Court for the District of Nevada (the "Bankruptcy Court").

     WHEREAS, AREC and the Noteholders desire to implement the financial restructuring consistent with this Agreement and the term sheet attached hereto and incorporated herein by reference as Exhibit A (the "Term Sheet," and the restructuring and recapitalization contemplated therein, the "Financial Restructuring"), by AREC filing for relief under Chapter 11 of the Bankruptcy Code on or before August 14, 2003 (the "AREC Petition Date"). AREC intends to file a motion with the Bankruptcy Court requesting that its Chapter 11 Case be consolidated, for administrative purposes only, with the Chapter 11 Case of AMERCO (collectively, with any other bankruptcy cases filed by any affiliates or subsidiaries of AMERCO or AREC under the Bankruptcy Code, the "Chapter 11 Cases").

     WHEREAS, in order to implement the Financial Restructuring, AREC intends, subject to the terms and conditions of this Agreement and the Term Sheet, to prepare a disclosure statement and a plan of reorganization consistent with the terms set forth in this Agreement and the Term Sheet, to solicit acceptances of such plan, and to file and seek approval of such Disclosure Statement and confirmation of such plan in its administratively consolidated Chapter 11 Cases, as expeditiously as possible under the Bankruptcy Code and the Federal Rules of Bankruptcy Procedure (the "Bankruptcy Rules").

     WHEREAS, each Noteholder executing this Agreement (each a "Consenting Noteholder" and collectively, the "Consenting Noteholders") owns or controls the aggregate principal amount of indebtedness under the Notes ("Existing Noteholder Obligations"), in each case as identified on the signature pages hereto.

     WHEREAS, in order to facilitate and expedite the implementation of the Financial Restructuring, the Noteholders are prepared, subject to the terms and conditions of this

Agreement, to vote their respective Claims (as that term is defined in the Bankruptcy Code) against AREC and AMERCO arising under the Notes and the Purchase Agreement (the "Noteholder Claims") to accept the "Conforming Plan" (as defined in Section 3 hereof).

                                   AGREEMENT

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby as agree as follows:

     1. Recitals. Each of the foregoing Recitals is incorporated hereby as if fully set forth herein.

     2. Filing of Reorganization Case. AREC will commence its voluntary Chapter 11 case by August 14, 2003, or such other date as may be agreed to in writing by AREC and the Consenting Noteholders.

     3. Conforming Plan, Conforming Disclosure Statement, Voting in Favor of the Conforming Plan.

          (a) For purposes of this Agreement, a "Conforming Plan" and a "Conforming Disclosure Statement" shall mean, respectively, a plan and disclosure statement, proposed by AREC and AMERCO pursuant to the Bankruptcy Code and reasonably acceptable to the Consenting Noteholders, that shall:

               (i) effectuate the Financial Restructuring, in accordance with the terms and conditions of this Agreement and the Term Sheet;

               (ii) grant the Noteholders allowed claims in the Chapter 11 Cases on account of the Noteholder Claims in the amount of (w) all outstanding principal on the Notes, (x) interest accrued and unpaid on the Notes from October 15, 2002 up to the AREC Petition Date, payable at the default rate, (y) interest accrued on the Notes from the AREC Petition Date up to the actual date of payment of amounts due to the Consenting Noteholders on the Effective Date pursuant to this Agreement and the Term Sheet, payable at the non-default rate, and (z) any applicable reasonable fees and expenses provided under the Notes and the Purchase Agreement, including, without limitation, all reasonable attorneys fees and other reasonable professional advisor fees (collectively, the "Allowed Noteholder Claims");

               (iii) comply with all material terms of this Agreement and the Term Sheet;

               (iv) not otherwise prejudice rights, remedies, claims, interests of the Noteholders, including the Allowed Noteholder Claims, or the distributions to be made to the Noteholders under this Agreement and the Term Sheet. The Parties understand that the Conforming Plan and all related documents will contain customary provisions for transactions of the nature set forth herein and in the Term Sheet;

               (v) provide that AREC and AMERCO shall not syndicate the "Term Loan B Notes" to "Market Participants" (as outlined and defined in the Term Sheet) in excess of $30,000,000 aggregate face par amount, unless such syndication is completed in an amount not less than $80,000,000 aggregate face par amount; and

               (vi) provide that AREC and AMERCO shall pay to the bondholders of AMERCO an amount no greater than thirty-five percent (35%) of their claims against AMERCO in cash from the proceeds of the Emergence Facility.

               (b) Each Consenting Noteholder agrees to timely vote its Noteholder Claim in favor of the Conforming Plan and not to revoke or withdraw such vote unless the Conforming Plan shall be (i) modified to provide for treatment of the Noteholders that is different in any material respect from the treatment described in this Agreement and in the Term Sheet or (ii) withdrawn by AREC or AMERCO. Each Consenting Noteholder to this Agreement agrees not to elect on any ballot concerning a Conforming Plan to preserve any rights, if any, that such Party may have that may be affected by the releases provided for under the Conforming Plan.

     4. RESTRICTIONS ON TRANSFER. Without the prior written consent of AREC and provided that no "Event of Termination" (as defined in Section 9 hereof) has theretofore occurred, each Consenting Noteholder hereby agrees not to (a) sell, transfer, assign, pledge, or otherwise dispose of any of its Noteholder Claims, in whole or in part, or any interest therein, unless the transferee accepts such claims subject to the terms of this Agreement, or (b) grant any proxies, deposit any of its Noteholder Claims into a voting trust, or enter into a voting agreement with respect to any of its Noteholder Claims unless such arrangement provides for compliance herewith. Unless AREC has otherwise consented in writing or an Event of Termination has theretofore occurred, in the event that a Consenting Noteholder transfers such Noteholder Claims prior to the last date for voting on the Conforming Plan, such transferee shall comply with and be subject to all the terms of this Agreement so long as such Agreement remains in effect, including, but not limited to, such Consenting Noteholder's obligations to vote in favor of the Conforming Plan and shall, as a condition precedent to such transfer, execute an agreement on terms substantially identical to the terms of this Agreement and, upon commencement of the solicitation of votes to accept or reject the Conforming Plan, a ballot indicating its acceptance of the Conforming Plan.

     5. AREC AGREEMENTS. During the term of this Agreement, AREC hereby agrees to the following:

          (a) AREC shall use all reasonable efforts to have the Conforming Disclosure Statement approved by the Bankruptcy Court, and to use all reasonable efforts to obtain an order of the Bankruptcy Court confirming the Conforming Plan, in each case as expeditiously as possible under the Bankruptcy Code and the Bankruptcy Rules and consistent with the terms and conditions set forth in this Agreement and in the Term Sheet.

     (b) AREC shall (i) prior to the AREC Petition Date, make a payment of all accrued and unpaid interest on the Notes from April 30, 2003 to the AREC Petition Date, payable at the default rate under the Notes, (ii) prior to the AREC Petition Date, make a cash deposit of (x) $400,000 for counsel to the Noteholders, McDermott Will & Emery, and (y) $100,000 for the financial advisors to the Noteholders, Houlihan, Lokey, Howard, & Zukin ("HLHZ"), to the Consenting Noteholders for reasonable professional fees, including reasonable attorneys fees and other reasonable professional advisor fees, incurred after the Petition Date in connection with this Agreement, the Term Sheet, the Financial Restructuring, and the Chapter 11 Cases, (iii) subject to the approval of the Bankruptcy Court, make additional prepayments for reasonable professional fees as reasonably requested by the Consenting Noteholders from time-to-time, and
(iv) separately pay, prior to the AREC Petition Date, any accrued and unpaid reasonable fees of such professionals, including attorneys and other professional advisors, including, without limitation, fees due to HLHZ under that certain Engagement Agreement between AREC and HLHZ.

     (c) AREC shall use all reasonable efforts to obtain approval by the Bankruptcy Court of (i) the $300,000,000 debtor-in-possession financing facility (the "DIP Facility") provided to AREC and AMERCO by Wells Fargo Foothill, Inc., as lead arranger, collateral agent, syndication agent and administrative agent ("Foothill"), and (ii) an emergence facility of approximately $650,000,000 (the "Emergence Facility") also to be provided by Foothill on the confirmation and consummation of the Conforming Plan, based on the Term Sheet, attached hereto as Exhibit B (the "Foothill Term Sheet"). Notwithstanding the references in this Agreement or the Term Sheet to Foothill and the Foothill Term Sheet, AREC and AMERCO may select an alternative senior lender or lenders to provide the DIP Facility or the Emergence Facility under terms (i) similar in all material respects to the Foothill Term Sheet and (ii) effectuating the Financial Restructuring in accordance with the Term Sheet and this Agreement.

     (d) Except as provided pursuant to this Agreement and the Term Sheet, AREC shall not request, shall not acquiesce in any request, and shall use all reasonable efforts to oppose any request or action of any other party that (i) impairs or changes the rights, remedies, claims, powers, benefits, privileges, liens, security interests or protections of the Noteholders, including, without limitation, any objection to the Allowed Noteholder Claims, (ii) obtains any additional credit outside of the ordinary course (other than the DIP Facility and the Emergence Facility) without the prior written consent of the Consenting Noteholders, (iii) other than through a Conforming Plan, substantively consolidates the estates of AREC and any other entity, including, without limitation, AMERCO, or (iv) rejects this Agreement pursuant to Section 365 of the Bankruptcy Code or other applicable law. Furthermore, AREC shall use all best efforts to obtain an order approving the assumption of this Agreement pursuant to Section 365 of the Bankruptcy Code on or before October 15, 2003.

     (e) Reference is hereby made to the $205 million credit facility (the "Credit Facility") under the Credit Agreement dated as of June 28, 2002, among AMERCO, the lenders identified therein (the "Revolver Lenders") and JPMorgan Chase Bank, acting as administrative agent on behalf of the Revolver Lenders ("JPMorgan"). If the Revolver Lenders and JPMorgan fail to execute a restructuring agreement providing for the financial restructuring of the Credit Facility consistent with the treatment of the Credit Facility, the Revolver Lenders and JPMorgan as provided in the Term Sheet on or before September 15, 2003, AREC hereby agrees that the Revolver Lenders and JPMorgan shall not receive payment of any amounts from or under the DIP Facility.

6.   Support of the Conforming Plan.

     (a) Provided that an Event of Termination has not theretofore occurred, each Party shall use all reasonable efforts to obtain confirmation of the Conforming Plan in accordance with the Bankruptcy Code as expeditiously as possible, including, without limitation, communicating its support of the Conforming Plan to the holders of allowed impaired claims.

     (b) Provided that an Event of Termination has not theretofore occurred, no Party shall:

          (i) object to confirmation of the Conforming Plan or otherwise commence any proceeding to oppose or alter the Conforming Plan or any other reorganization related documents or agreements that implement and are consistent with the Conforming Plan (the "Conforming Plan Documents"), which shall include, but not be limited to any documents or agreements related to the DIP Facility and the Emergence Facility, to the extent such documents substantially conform to the terms of the Foothill Term Sheet, the Term Sheet, and this Agreement,

          (ii) vote for, consent to, support or participate in the formulation of any other plan of reorganization or liquidation proposed or filed or to be proposed or filed in any of the Chapter 11 Cases,

          (iii) directly or indirectly seek, solicit, support or encourage any other plan, sale, proposal or offer of dissolution, winding up, liquidation, reorganization, merger or restructuring of AREC, AMERCO or any of their subsidiaries that could reasonably be expected to materially prevent, delay or impede the successful restructuring of AREC and AMERCO as contemplated by the Conforming Plan or the Conforming Plan Documents,

          (iv) object to the Conforming Disclosure Statement or the solicitation of consents to the Conforming Plan, or

          (v) take any other action that is inconsistent with, or that would materially delay confirmation of, the Conforming Plan.

     7.   Acknowledgment.

          (a) This Agreement is not, and shall not be deemed to be, a solicitation for consents to the Conforming Plan. The acceptances of the Consenting Noteholders will not be solicited until such Parties have received the Disclosure Statement approved by order of the Bankruptcy Court as containing "adequate information," as such term is defined in Section 1125(a)(1) and (2) of the Bankruptcy Code, the Conforming Plan and related ballot.

          (b) The Consenting Noteholders are creditors only. None of the Consenting Noteholders, or any of their respective present or former employees, officers, directors, or agents at any time has agreed or consented to being an agent, principal, participant, joint venturer, partner, or alter ego of AREC. None of the Consenting Noteholders or any of their respective present or former employees, officers, directors, or agents at any time has directed or participated in any of the business dealing of AREC in any capacity other than as a creditor.

          (c) Except as expressly set forth herein and subject to the automatic stay provisions of Section 362 of the Bankruptcy Code: (i) the Notes and the Purchase Agreement shall remain in full force and effect in accordance with their respective terms; and (ii) nothing contained in this Agreement shall: (A) modify or alter any of the terms or provisions in the Notes or the Purchase Agreement in any manner whatsoever; (B) cure, waive, release or postpone any defaults now or hereafter existing under the Notes or the Purchase Agreement; (C) establish a custom between any of the parties hereto; (D) in any way waive, limit, or condition the rights of remedies of the Consenting Noteholders under the Notes or the Purchase Agreement; or
     (E) cause the Consenting Noteholders to be or be deemed in control of AREC and AMERCO, their operations or properties, or to be acting as a "responsible person" with respect to the operation and management of AREC, AMERCO or their properties. Subject to the automatic stay provisions of
     Section 362 of the Bankruptcy Code, the Consenting Noteholders may exercise their respective rights and remedies with respect to the events of default upon termination of this Agreement as provided in Section 9 hereof.

     8. Disclaimer. On or promptly following the AREC Petition Date, the Parties agree that a copy of this Agreement shall be filed with the Bankruptcy Court.

     9.   Termination of Agreement.

          (a)  Upon the effectiveness of this Agreement in accordance with
     Section 26 hereof, the obligations of the Consenting Noteholders and AREC hereunder shall remain effective and binding until the "Effective Date" (as defined in the Term Sheet) of the Conforming plan unless terminated as provided herein.

          (b) Upon the occurrence of an Event of Termination, which has not been waived in writing by all Consenting Noteholders within seven (7) business days of notice thereof, the obligations of the Parties hereto shall immediately and automatically terminate without further demand or notice of any kind. The occurrence of any one or more of the following shall constitute an "Event of Termination" hereunder:

          (i) the Conforming Plan or any Conforming Plan Document is modified to provide for treatment of the Consenting Noteholders that is different in any material respect from the treatment described in the Term Sheet;

          (ii) the Conforming Plan or any Conforming Plan Document is modified to provide for the treatment of the Credit Facility that is different in any material respect from the treatment described in the Term Sheet;

          (iii) AMERCO or AREC pays to JPMorgan, on behalf of the Revolver Lenders, more than $51,250,000 in cash in the aggregate from the DIP Facility;

          (iv) AREC fails to file the Conforming Plan and Conforming Disclosure Statement on or before October 15, 2003;

          (v) the Conforming Disclosure Statement is not approved on or before December 15, 2003;

          (vi) the Conforming Plan is not confirmed on or before February 27, 2004;

          (vii) the Conforming Plan is not consummated on or before March 15, 2004;

          (viii) the Bankruptcy Court does not approve the Emergence Facility as part of the confirmation of the Conforming Plan;

          (ix) the revolving credit facility and the "Term Loan A Notes" (as such term is defined in the attached Term Sheet) exceeds $550,000,000 in face amount;

          (x) the "Term Loan B Notes" (as such term is defined in the attached Term Sheet), exceeds $200,000,000 in face amount;

          (xi)   the Bankruptcy Court denies confirmation of the Conforming
     Plan;

          (xii) any of the Chapter 11 Cases are converted to a case under Chapter 7 of the Bankruptcy Code or a trustee or examiner with expanded powers is appointed in any of the Chapter 11 Cases under any chapter of the Bankruptcy Code;

          (xiii) any written representation or warranty made by AREC to the Consenting Noteholders in this Agreement or the Term Sheet (including without limitation, representation, relating to AREC or AMERCO's financial performance) is false or misleading in any material respect;

          (xiv) a material default occurs under the DIP Facility and is not waived by the lenders under the DIP Facility within ten (10) business days thereof;

          (xv)  the material breach of any provision of this Agreement;

          (xvi) the Bankruptcy Court finds or holds unenforceable this Agreement, the Term Sheet, or any material provision thereof;

          (xvii) the estates of AREC and any other entity, including, without limitation, AMERCO, are substantively consolidated, other than through the Conforming Plan; or

          (xviii) the voluntary or involuntary commencement of any bankruptcy, receivership, or assignment for the benefit of creditors proceeding by or against U-Haul International, Inc. or any other material subsidiary of AMERCO or AREC, other than as part of the implementation of the Conforming Plan.

     (c) Except as set forth in Section 9(d) hereof, no Party shall have any liability to the other or any other person as a result of the termination of such Party's obligations hereunder in accordance with this Section 9. In addition, each of the Parties hereunder acknowledges and agrees that any assumption of this Agreement pursuant to Section 5(d) hereof and Section 365 of the Bankruptcy Code shall not result in the Noteholder Claims being granted any administrative expense priority under the Bankruptcy Code in the Chapter 11 Cases without further order of the Bankruptcy Court.

     (d)  Upon termination of this Agreement pursuant to Section 9(a),

          (i) except as set forth in Section 9(d)(iii) hereof, all obligations contained herein of the Parties shall immediately terminate and no provision contained herein shall be binding upon any Party;

          (ii) the Noteholders shall be immediately entitled to exercise their rights and remedies under the Notes and the Purchase Agreement; and

          (iii) subject to the automatic stay provisions of Section 362 of the Bankruptcy Code, the forbearance provided in Section 11 hereof shall terminate and all amounts due and owing under the Notes and the Purchase Agreement shall become immediately due and payable, including, without limitation, (x) all principal, (y) any and all accrued and unpaid interest on the Notes, including default interest as provided in the Notes, and (z) fees and expenses provided under the Notes and the Purchase Agreement. Provided that the Noteholders have not theretofore materially breached this Agreement, all such amounts due under the Notes shall be deemed allowed claims by AREC, and AREC shall not object to such claim being allowed in the Chapter 11 Cases. In addition, the Noteholders retain all rights to assert any "make-whole" provisions contained in the Purchase Agreement as part of their allowed claim in the Chapter 11 Cases, and AREC reserves all rights to dispute any such "make-whole" provisions.

     10. Good Faith Negotiation of Documents. Each Party hereby further covenants and agrees to negotiate the definitive documents relating to the Conforming Plan Documents, in good faith, and in any event, in all material respects consistent with the Term Sheet.

     11. Forbearance. Each Consenting Noteholder, for so long as no Event of Termination has occurred, hereby severally agrees to forbear from exercising any rights or remedies it may have under the Notes, the Purchase Agreement and all related documents, applicable law, or otherwise (including without limitation, the filing of an involuntary petition against AREC) with respect to any default with respect to the Notes or the Purchase Agreement, whether presently existing or hereafter arising. Notwithstanding the foregoing, the forbearance provided herein shall terminate upon the termination of this Agreement pursuant to
Section 9 hereof, and the Consenting Noteholders shall immediately be entitled to exercise their rights and remedies as provided in Section 9(d) hereof, subject to the automatic stay provisions of Section 362 of the Bankruptcy Code.

     12. Representations and Warranties. Each Consenting Noteholder represents and warrants that the statements set forth in clauses (a), (b), (e), (f), and
(g) below are true, correct and complete as of the date hereof, and AREC represents and warrants that the statements set forth in clauses (a) through (e) below are true, correct and complete as of the date hereof:

          (a) Corporate Power and Authority. It is duly organized, validly existing, and in good standing under the laws of the place of its organization, and has all requisite corporate, partnership, limited liability company or other similar power and authority to enter into this Agreement and to carry out the transaction contemplated by, and perform its respective obligations under, this Agreement.

          (b) Authorization. The executive and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary corporate, partnership, limited liability company, or other similar action on its part.

          (c) No Conflicts. The execution, delivery and performance by it of this Agreement do not and shall not (i) violate any provision of law, rule or regulation applicable to it or any of its subsidiaries or its certificate of incorporation or bylaws or other organizational documents or those of any of its subsidiaries or (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it or any of its subsidiaries is a party.

          (d) Governmental Consents. The execution, delivery and performance by it of this Agreement do not and shall not require any registration or filing with consent or approval of, or notice to, or other action to, with or by, and federal, state or other governmental authority or regulatory body, other than the approval of the Bankruptcy Court, in the case of AREC.

          (e) Binding Obligation. Subject to the provisions of Sections 1125 and 1126 of the Bankruptcy Code, this Agreement is the legally valid and binding obligation of each Party, enforceable against each Party in accordance with the terms of this Agreement.

          (f) Owner of Claims. As of the date hereof, each Consenting Noteholders is the beneficial owner of, or holder of investment authority over, its Noteholder Claim against AREC that it has agreed to vote in favor of the Conforming Plan.

          (g) Acknowledgement of Risks. Each Consenting Noteholder has received and reviewed this Agreement and all schedules and exhibits hereto and has received all such information as it deems necessary and appropriate to enable it to evaluate the financial risk inherent in the Conforming Plan.

     13. Further Acquisition of Claims. This Agreement shall in no way be construed to preclude any of the Consenting Noteholders from acquiring additional Noteholder Claims in the Chapter 11 Cases. However, any such additional Noteholder Claims so acquired shall automatically be deemed to be subject to the terms of this Agreement.

     14. Amendments. This Agreement may not be modified, amended or supplemented without the prior written consent of AREC and all of the Consenting Noteholders.

     15. Disclosure of Individual Consenting Noteholders. Unless required by applicable law or regulation, AREC shall not disclose any Consenting Noteholder's holding of Existing Noteholder Obligations without the prior written consent of such Consenting Noteholder; and if such announcement or disclosure is so required by law or regulation, AREC shall afford the Consenting Noteholder a reasonable opportunity to review and comment upon any such announcement or disclosure prior to AREC's making such announcement or disclosure. The foregoing shall not prohibit AREC from disclosing the approximate aggregate holdings of Existing Noteholder Obligations by the Noteholders as a group.

     16. Consent to DIP Facility. Unless an Event of Termination has occurred and subject to compliance with Section 5(e) hereof, the Consenting Noteholders
(a) consent to the approval of the DIP Facility, including the partial payment to the Revolver Lenders from the proceeds of the DIP Facility as set forth in the attached Term Sheet, and, (b) if requested by AREC, will provide consents in form and substance reasonably acceptable to AREC and the Consenting Noteholders relating to the implementation of the DIP Facility.

     17. Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to any conflicts of law provision which would require the application of the law of any other jurisdiction. By its execution and delivery of this Agreement, each of the Parties hereto hereby irrevocably and unconditionally agrees for itself that any legal action, suit or proceeding against it with respect to any matter under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, may be brought in the United States District Court for the District of Nevada. By execution and delivery of this Agreement, each of the Parties hereto irrevocably accepts and submits itself to the nonexclusive jurisdiction of such court, generally and unconditionally, with respect to any such action, suit or proceeding. Notwithstanding the foregoing consent to Nevada jurisdiction, upon the commencement of the Chapter 11 Case by AREC, each of the Parties hereto hereby agrees that the Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of or in connection with this Agreement.

     18. Specific Performance. It is understood and agreed by each of the Parties hereto that money damages would not be a sufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief as a remedy of any such breach.

     19. Headings. The headings of the sections, paragraphs and subsections of this Agreement are inserted for convenience only and shall not affect the interpretation hereof.

     20. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors, assigns, heirs, executors, administrators and representatives.

     21. Prior Negotiations. This Agreement and the Term Sheet supersede all prior negotiations with respect to the subject matter hereof.

     22. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same Agreement. Delivery of an executed counterpart of this Agreement by facsimile shall be equally as effective as delivery of the original executed counterpart of this Agreement.

     23. No Third-Party Beneficiaries. Unless expressly stated herein, this Agreement shall be solely for the benefit of the Parties hereto and no other person or entity shall be a third-party beneficiary hereof, other than successors and assigns of any Party.

     24. Consideration. It is hereby acknowledged by the Parties hereto that no additional consideration shall be due or paid to the Noteholders for its agreement to vote to accept the Conforming Plan in accordance with the terms and conditions of this Agreement.

     25. Notices.

          (a) All notices hereunder to be served to AREC shall be deemed given if in writing and delivered or sent by telecopy, courier or by registered or certified mail (return receipt requested) to the following addresses or telecopier numbers (or at such other addresses or telecopier numbers as shall be specified by like notice):

                    AMERCO Real Estate Company
                    2727 North Central Avenue
                    Suite 500
                    Phoenix, Arizona 85004
                    Attn: Robert Peterson
                    Fax: 602-277-4879

                    with copy to:

                    SQUIRE, SANDERS & DEMPSEY L.L.P.
                    40 N. Central Avenue, Suite 2700
                    Phoenix, AZ 85004
                    Attn: Craig D. Hansen, Esq.

               Fax: 602-253-8129

          (b) All notices hereunder to be served to a Consenting Noteholder shall be deemed given if in writing and delivered or sent by telecopy, courier or by registered or certified mail (return receipt requested) to the address or telecopier number for such Consenting Noteholder set forth above its signature hereto (or at such other addresses or telecopier numbers as shall be specified by like notice), with copies to:

               McDERMOTT, WILL & EMERY
               227 W. Monroe Street, Suite 4400
               Chicago, IL 60606
               Attn: Elizabeth Majers, Esq.
               Fax: 312-984-7700

     26. Effectiveness. This Agreement shall become effective when AREC has received counterparts of this Agreement duly executed and delivered by AREC and all of the Noteholders.

                           [SIGNATURE PAGE TO FOLLOW]

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed and delivered by its duly authorized officer as of the date first above written.


                                   AREC:

                                   AMERCO Real Estate Company


                                   By: /s/ Robert T. Peterson
                                       -------------------------
                                       Name:  Robert T. Peterson
                                              ------------------
                                       Title: Controller
                                              ------------------



                      [Additional signature pages follow]

                              NOTEHOLDERS:

                              MONUMENTAL LIFE INSURANCE COMPANY



                              By: /s/ Martin J. Rosacker
                                 ---------------------------------------------
                              Name: Martin J. Rosacker
                                   -------------------------------------------
                              Title: Vice President
                                    ------------------------------------------

                                    Principal Amount of Notes Owned or
                                    Controlled: $21,000,000 Series A

                              Address: c/o Aegon USA Investment Management, LLC
                                      -----------------------------------------
                                       4333 Edgewood Road NE
                                      -----------------------------------------
                                       Cedar Rapids, IA 52499-5335
                                      -----------------------------------------
                                      Attention: Martin J. Rosacker
                                                -------------------------------

                               TRANSAMERICA LIFE INSURANCE COMPANY


                               By: /s/ Martin J. Rosacker
                                   ---------------------------------------------
                               Name: Martin J. Rosacker
                                     -------------------------------------------
                               Title: Vice President
                                      ------------------------------------------

                                    Principal Amount of Notes Owned or
                                    Controlled: $10,500,000 Series A
                                                --------------------------------

                               Address: c/o Aegon USA Investment Management, LLC
                                        ----------------------------------------
                                        4333 Edgewood Road NE
                                        ----------------------------------------
                                        Cedar Rapids, IA 52499-5335
                                        ----------------------------------------
                                        Attention: Martin J. Rosacker
                                                   -----------------------------

                               AUSA LIFE INSURANCE COMPANY


                               By: /s/ Martin J. Rosacker
                                   -------------------------
                               Name: Martin J. Rosacker
                                     -----------------------
                               Title: Vice President
                                      ----------------------

                                      Principal Amount of Notes Owned
                                      or Controlled: $3,500,000 Series A
                                                     -------------------

                               Address: c/o AEGON USA INVESTMENT MANAGEMENT, LLC
                                        ----------------------------------------
                                        4333 EDGEWOOD ROAD NE
                                        ----------------------------------------
                                        CEDAR RAPIDS, IA 52499-5335
                                        ----------------------------------------
                                        Attention: MARTIN J. ROSACKER
                                                   -----------------------------

                                     THE NORTHWESTERN MUTUAL LIFE INSURANCE
                                     COMPANY


                                     By: /s/ Jeffery J. Lueken
                                        -----------------------------------
                                     Name: Jeffery J. Lueken
                                          ---------------------------------
                                     Title: Its Authorized Representative
                                           --------------------------------


                                            Principal Amount of Notes Owned or
                                            Controlled: $35,000,000 Series A
                                                       -----------------------



                                      Address: The Northwestern Mutual Life
                                               Insurance Company
                                              -----------------------------
                                               720 E. Wisconsin Ave.
                                              -----------------------------
                                               Milwaukee, WI 53202
                                              -----------------------------
                                               Attention: COLLEEN GUNTHER
                                              -----------------------------

                                        NATIONWIDE LIFE INSURANCE COMPANY


                                        By:   /s/ Mark W. Poeppelman
                                             ----------------------------------
                                        Name:  MARK W. POEPPELMAN
                                             ----------------------------------
                                        Title: AUTHORIZED SIGNATORY
                                             ----------------------------------

                                             Principal Amount of Notes Owned or
                                             Controlled:  $19,000,000 Series A
                                                         ----------------------

                                        Address:  One Nationwide Plaza
                                                -------------------------------
                                                  Columbus, Ohio 43215-2220
                                                -------------------------------

                                                -------------------------------

                                                Attention:
                                                          ---------------------

                                        NATIONWIDE LIFE AND ANNUITY
                                        INSURANCE COMPANY


                                        By:   [Illegible Signature]
                                             ----------------------------------
                                        Name:  MARK W. POEPPELMAN
                                             ----------------------------------
                                        Title: AUTHORIZED SIGNATORY
                                             ----------------------------------

                                             Principal Amount of Notes Owned or
                                             Controlled:  $3,000,000 Series A
                                                         ----------------------

                                        Address:  One Nationwide Plaza
                                                -------------------------------
                                                  Columbus, Ohio 43215-2220
                                                -------------------------------

                                                -------------------------------

                                                Attention:
                                                          ---------------------

                                   NATIONWIDE INDEMNITY COMPANY


                                   By:  /s/ Mark W. Poeppelman
                                      -------------------------------
                                   Name:  Mark W. Poeppelman
                                        -----------------------------
                                   Title:  Authorized Signatory
                                         -----------------------------



                                         Principal Amount of Notes Owned or
                                         Controlled: $3,000,000 Series A
                                                    -----------------------

                                   Address:  One Nationwide Plaza
                                           --------------------------------
                                           Columbus, Ohio 43215-2220
                                           --------------------------------
                                           Attention:
                                                     ----------------------

                                   THE CANADA LIFE ASSURANCE COMPANY


                                   By:  /s/ J.G. Lowery
                                      -------------------------------

                                   Name:  J.G. Lowery
                                        -----------------------------

                                   Title:  Assistant Vice President,
                                          Investments, U.S. Operations
                                         -----------------------------

                                   By:  /s/ Tad Anderson
                                      --------------------------------

                                   Name: Tad Anderson
                                        ------------------------------

                                   Title: Manager, Investments,
                                         -----------------------------
                                          U.S. Operations


                                         Principal Amount of Notes Owned or
                                         Controlled: $5,000,000 Series B
                                                    -----------------------

                                   Address:  8515 East Orchard Road, 3T2
                                           --------------------------------
                                           Greenwood Village, CO 80111-5037
                                           --------------------------------
                                           Attention:   Ray Miller
                                                     ----------------------

                                   EXHIBIT A


                                  AREC/AMERCO

                                   TERM SHEET

     This Term Sheet describes the principal terms of the proposed restructuring and recapitalization of certain of the outstanding indebtedness AMERCO Real Estate Company, a Nevada corporation ("AREC") and its parent, ("AMERCO"), pursuant to a plan of reorganization (the "Conforming Plan") in accordance with (a) Chapter 11 of Title 11 of the United States Code (the "Bankruptcy Code") and (b) the terms and conditions contained herein. This Term Sheet has been produced for discussion and settlement purposes only and is not an offer with respect to any securities or a solicitation of acceptances of the Conforming Plan.

                              CERTAIN DEFINITIONS

     "AREC" means AMERCO Real Estate Company.

     "Effective Date" means the date the Conforming Plan becomes effective in accordance with its terms and conditions.

     "Term Loan A Notes" means the notes to be issued by the Debtors, as reorganized, jointly and severally, on the Effective Date of the Conforming Plan, in the aggregate face amount not to exceed $350,000,000.

     "Term Loan B Notes" means the notes to be issued by the Debtors, as reorganized, jointly and severally, on the Effective Date of the Conforming Plan, in the aggregate face amount not to exceed $200,000,000.

     "Debtor or Debtors" means, collectively, AMERCO, AREC, and any other affiliates or subsidiaries of AMERCO or AREC who file voluntary petitions for relief under Chapter 11 of the Bankruptcy Code, other than PAC Fourteen, Inc. and PAC Fifteen, Inc.

     "New Notes" means, collectively, the Term Loan A Notes and the Term Loan B Notes.

     CAPITALIZED TERMS USED HEREIN AND NOT OTHERWISE DEFINED SHALL HAVE THE RESPECTIVE MEANINGS ASCRIBED TO THEM IN THAT CERTAIN RESTRUCTURING AGREEMENT, BY AND AMONG, AREC AND THE NOTEHOLDERS SIGNATORY THERETO (THE "NOTEHOLDERS RESTRUCTURING AGREEMENT").

                               TREATMENT OF NOTES

CLASSIFICATION:     The Conforming Plan will place the claims of the
                    Noteholders in a single class, and such class will be impaired and entitled to vote on the Conforming Plan.

CASH                On the Effective Date of the Conforming Plan, the Consenting
DISTRIBUTIONS:      Noteholders will receive the following cash distributions:

                    -- $65,000,000 in cash;

                    -- Additional cash in an amount equal to the sum of (a) interest accrued and unpaid from October 15, 2002 up to the AREC Petition Date, payable at the default rate; and (b) interest accrued from the AREC Petition Date up to the Effective Date, payable at the non-default rate.

DISTRIBUTION OF     $18,600,000 (18.6% of remaining principal amount of the
NEW NOTES:          Notes) exchanged for and satisfied with Term Loan A Notes
                    under the Emergence Facility in the par amount (net after any discount) of $18,600,000, subject to the Syndication
                    Terms set forth in this Term Sheet.

                    $16,400,000 (16.4% of the remaining principal amount of the Notes) exchanged for and satisfied with Term Loan B Notes under the Emergence Facility in having an aggregate Market Value (as defined below) of $16,400,000, subject to the Syndication Terms set forth in this Term Sheet.

TERMS OF NEW        As the New Notes are issued under the Emergence Facility,
NOTES:              the New Notes (under both Term Loan A and Term Loan B) will be identical to the notes issued under the Emergence
                    Facility and will be issued under the same credit agreement, note purchase agreement, or comparable governing document, and will be governed by and entitled to all of the same benefits and terms as the Term Loan A Notes and Term Loan B
                    Notes, including borrowers, guarantors, maturity date, early termination provisions, lien priority on collateral, interest rate, fees, and all other terms of the Foothill
                    Term Sheet, subject to the qualification that the maturity of the New Notes will not exceed 5 years from date of issuance.

FEES: On the Effective Date, the Noteholders will be entitled to receive 2% of the par amount of Term Loan B Notes actually issued to the Noteholders.

SYNDICATION         AMERCO will obtain ratings from the Term Loan B Notes from
RIGHTS:             either Fitch, S&P or Moody's prior to the Effective Date.

                    1. If the Term Loan B Notes are syndicated as described below, then the "Market Value" of the Term Loan B Notes shall be the price (net after any discounts) at which Term Loan B Notes are purchased in such syndication.

                    2. AMERCO will use its best efforts to arrange for placement of a portion of the Term Loan B Notes to "Market Participants" (as defined below). The proceeds of any commitments from new Market Participants (as described below) above $30,000,000 aggregate face par amount of Term Loan B Notes will be paid initially to the Revolver Lenders until the total cash received by the Revolver Lenders equals 65% of the face amount of the credit facility, and all proceeds thereafter will be paid, on a pro rata basis, to the Revolver Lenders and Noteholders, in lieu of an equal amount of Term Loan B Notes to reduce, on a pro rata basis, the principal amounts required to be purchased by the Revolver Lenders and the Noteholders.

                    3. In addition to any fees payable to the Noteholders as set forth in this Term Sheet, to the extent the Term Loan B Notes are offered or issued in a syndication with additional fees, discounts, increased spreads, or other additional compensations not already taken into account in the determination of Market Value (whether paid pre- or post-closing of the Term Loan B Notes, and including anticipated flex fees), the Noteholders will fully participate therein, on the same terms offered or issued to each other holder of Term Loan B Notes.

                    4. If less than $20,000,000 of Term Loan B Notes are sold to Market Participants on the same terms as issued to the Noteholders, then the Noteholders will receive Term Loan A Notes in the amount (net after any discount) of $16,400,000, instead of any Term Loan B Notes, and the Noteholders will not participate in the Term Loan B Notes. For purposes of this Term Sheet, "Market Participants" shall be defined as recognized institutional investors not affiliated with the Debtors or with any "insider" (as that term is defined in the Bankruptcy Code) of the Debtors.

NOTEHOLDER
FEES: The reasonable fees and expenses of the financial and legal professionals retained by the Noteholders shall be paid on the Effective Date of the Conforming Plan, including, without limitation, fees, including success fees, due to Houlihan, Lokey, Howard, & Zukin ("HLHZ") under that certain Engagement Agreement between AREC and HLHZ.

                    TREATMENT OF REVOLVER LENDERS

CLASSIFICATION:     The Conforming Plan will place the claims of the Revolver
                    Lenders under the Credit Agreement in a single class or subclass, and such class or subclass will be impaired and entitled to vote on the Conforming Plan.

TREATMENT:     The treatment of the Revolver Lenders under the Conforming Plan will not be different in any material adverse respect from the treatment of the Noteholders described in this Term Sheet, except that:

               1. The Revolver Lenders will be paid cash in the amount of $51,250,000 (25% of the existing Credit Facility) from the proceeds of the DIP Facility if the Debtors and the Revolver Lenders execute a restructuring agreement evidencing the terms of this Term Sheet on or before September 15, 2003;

               2. The Revolver Lenders will be entitled to be paid, on the Effective Date of the Conforming Plan, additional cash in the amount of $71,750,000 (35% of the existing Credit Facility) if the Debtors and the Revolver Lenders execute a restructuring agreement evidencing the terms of this Term Sheet on or before September 15, 2003;

               3. $48,400,000 (23.6% of the remaining principal amount of the Credit Facility) satisfied with Term Loan A Notes under the Emergence Facility in the par amount (net after any discount) of $48,400,000, subject to the Syndication Terms set forth in this Term Sheet; and

               4. $33,600,000 (16.4% of the remaining principal amount of the Credit Facility) satisfied with Term Loan B Notes under the Emergence Facility having an aggregate Market Value of $33,600,000, subject to the Syndication Terms set forth in this Term Sheet.

                                  OTHER TERMS

RELEASE AND    The Conforming Plan will contain release and exculpation
EXCULPATION    provisions in substantially the following form:
PROVISIONS:

               1. As of the Effective Date, the Debtors and reorganized Debtors will be deemed to forever release, waive and discharge all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities whatsoever in connection with or related to the Debtors, the Chapter 11 Cases or the Conforming Plan (other than the rights of the Debtors or reorganized Debtors to enforce the Conforming Plan and the contracts, instruments, releases, indentures, and other agreements or documents delivered thereunder) whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen on unforeseen, then existing or thereafter arising, in law, equity or otherwise that are based in whole or part on any act, omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, the reorganized Debtors, the Chapter 11 Cases or the Conforming Plan, and that may be asserted by or on behalf of the Debtors or their estates or the reorganized Debtors against:
                    (a) the directors, officers, employees, agents and professionals as of the Debtors as of the AREC Petition Date and thereafter, (b) the holders of prepetition lender claims, (c) the DIP Facility agent and the holders of DIP Facility claims, (d) each Consenting Noteholder and each Revolver Lender, and (e) the directors, officers, employees, agents, and professionals (as of the AREC Petition Date and thereafter) of the entities released in subclauses (b)-(d).

                    2. As of the Effective Date, each prepetition lender, each Consenting Noteholder and each Revolver Lender and each holder of an impaired claim that affirmatively elects on the ballot for voting on the Conforming Plan to do so, shall in consideration for the obligations of the Debtors and the reorganized Debtors under the Conforming Plan and the securities, contracts, instruments, releases and other agreements or documents to be delivered in connection with the Conforming Plan, forever release, waive and discharge all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities (other than the rights to enforce the Debtors' or the reorganized Debtors' obligations under the Conforming Plan and the securities, contracts, instruments, releases and other agreements and documents delivered thereunder), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforseen, then existing or thereafter arising, in law, equity or otherwise that are based in whole or in part on any act, omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, the reorganized Debtors, the Chapter 11 Cases, or the Conforming Plan against: (a) the Debtors and the reorganized Debtors, (b) the directors, officers, employees, agents and professionals of the Debtors as of the AREC Petition Date and thereafter, (c) the holders of prepetition lender claims and the agents thereto, (d) the DIP Facility agent and the holders of DIP Facility claims, (e) each Consenting Noteholder and each Revolver Lender, and (f) the directors, officers, employees, agents, and professionals (as of the AREC Petition Date and thereafter) of the entities released in subclauses (a)-(e) acting in such capacity.

                    3. None of the Debtors, the reorganized Debtors, the Consenting Noteholders, the Revolver Lenders, the holders of DIP Facility claims, the DIP Facility agent, the holders of prepetition lender claims, the agents thereto, nor any of their respective present or former members, officers, directors, employees, advisors, or attorneys shall have or incur any liability to any holder of a claim or an interest, or any other party in interest, or any of their respective agents, employees, representatives, financial advisors, attorneys, or affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, formulating negotiating or implementing the Conforming Plan, the solicitation of acceptances of the Conforming Plan, the pursuit of confirmation of the Conforming Plan, the confirmation of the Conforming Plan, the consummation of the Conforming Plan, or the administration of the Conforming Plan or the property to be distributed under the Conforming Plan, except for their gross negligence or willful misconduct, and in all respects shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under the Conforming Plan.

EMERGENCE      On the Effective Date, the Debtors shall close the
FACILITY:      Emergence Facility with substantially the terms and conditions set forth in the Foothill Term Sheet.

               All funded obligations outstanding under the DIP Facility on the Effective Date shall be repaid from borrowings under the Emergence Facility.

AGREEMENT OF   On or before September 15, 2003, the Revolver Lenders shall
REVOLVER       execute a restructuring agreement (a) containing terms and
LENDERS IN     conditions substantially the same, in all material respects, with
SUPPORT OF     the terms of this Term Sheet, including the financial
THIS           restructuring of the Credit Facility as outlined herein, and (b)
TERM SHEET:    including an agreement by the Revolver Lenders to support the terms and conditions contained herein and in the Noteholders
               Restructuring Agreement, including the financial restructuring of the Notes as outlined herein and in the Noteholders Restructuring
               Agreement.

                                   EXHIBIT B


                                  AREC/AMERCO

                              FOOTHILL TERM SHEET

                                    ANNEX A

                 AMERCO AND AMERCO REAL ESTATE COMPANY, ET AL.

                              FINANCING COMMITMENT

                           $300,000,000 DIP FACILITY
                        $650,000,000 EMERGENCE FACILITY

                                 JUNE 19, 2003

--------------------------------------------------------------------------------
The proposed terms and conditions summarized herein represent the terms and conditions pursuant to which Wells Fargo Foothill, Inc., formerly known as Foothill Capital Corporation ("Foothill"), will underwrite (i) a $300,000,000 debtor-in-possession credit facility (the "DIP Facility") for purposes of financing Borrowers' operations during the contemplated Chapter 11 reorganization cases to be filed by Borrowers and Guarantors, and (ii) a $650,000,000 credit facility (the "Emergence Facility") to be provided concurrent with a confirmed reorganization plan acceptable to Foothill of the respective Chapter 11 cases.

The proposed terms and conditions summarized herein with respect to the DIP Facility and the Emergence Facility are provided to evidence the terms and conditions by which Foothill hereby commits, in accordance with the terms of the accompanying Commitment Letter, to provide financing to Borrowers and Guarantors under the DIP Facility and the Emergence Facility.
--------------------------------------------------------------------------------

BORROWERS:          DIP FACILITY: AMERCO, a Nevada corporation, Amerco Real
                    Estate Company and certain of their wholly-owned subsidiaries as required by Foothill (collectively, "Companies" or "Borrowers"), each as a debtor-in-possession under cases to be filed under chapter 11 of the United
                    States Bankruptcy Code (the "Chapter 11 Cases").

                    EMERGENCE FACILITY: AMERCO, a Nevada corporation, Amerco Real Estate Company, U-Haul International, Inc. and such other of their wholly-owned subsidiaries and affiliates as required by Foothill (collectively, "Companies" or "Borrowers").

GUARANTORS:         DIP FACILITY: All U.S. affiliates and subsidiaries of the
                    Companies (that are not direct Borrowers under the DIP
                    Facility) as required by Foothill, including, without limitation, U-Haul International, Inc. and its subsidiaries
                    (together with Borrowers, each a "Loan Party" and collectively, the "Loan Parties").

                    EMERGENCE FACILITY: All U.S. affiliates and subsidiaries of the Companies (that are not direct Borrowers under the Emergence Facility) as required by Foothill.

LEAD ARRANGER AND        DIP FACILITY: Wells Fargo Foothill, Inc., f/k/a
ADMINISTRATIVE           Foothill Capital Corporation ("Agent" or "Foothill"),
AGENT:                   as lead arranger, collateral agent, syndication agent
                         and administrative agent.

                         EMERGENCE FACILITY: Foothill, as lead arranger, administrative agent, collateral agent and syndication agent.

FINANCING FACILITIES:    TRANCHED FACILITIES: Two separate senior secured
                         credit facilities with Maximum Credit Amounts as follows:

                         (1) A $300,000,000 debtor-in-possession credit facility (the "DIP Facility"), with the Maximum Credit Amount of $300,000,000 available upon the entry of a final Order (the "Final Order") approving such facility; and

                         (2) A $650,000,000 credit facility to be provided concurrent with a confirmed reorganization plan of Borrowers' and Guarantors' Chapter 11 cases acceptable to Agent (the "Emergence Facility"). The DIP Facility and the Emergence Facility shall collectively be referred to as the "Financing Facilities."

                         APPROVAL OF DIP FACILITY: A senior secured credit facility with a Maximum Credit Amount of $300,000,000 consisting of a revolving credit facility of up to $200,000,000 ("DIP Revolver"), with a $25,000,000 subfacility for the issuance of letters of credit, plus an interest only term loan facility of $100,000,000 ("DIP Term Loan"). Aggregate loans and letters of credit under the DIP Facility upon entry of the Final Order will be limited to the lesser of (a) $300,000,000, and (b) the Borrowing Base (as hereinafter defined).

                         NOTE: The DIP Facility is being presented on the basis that Borrowers will not seek approval on an interim basis but will seek approval for the DIP Facility at a final hearing.

                         EMERGENCE FACILITY: A senior secured credit facility with a Maximum Credit Amount of $650,000,000 consisting of (i) a revolving credit facility of up to $200,000,000 ("Revolver"), with a $25,000,000 subfacility for the issuance of letters of credit, plus
                         (ii) a $350,000,000 amortizing term loan facility ("Term Loan A") with amortization thereon to be determined, plus (iii) a $100,000,000 term loan facility with no scheduled amortization payments ("Term Loan B"). Aggregate loans and letters of credit under the Revolver and Term Loan A of the Emergence Facility will be limited to the lesser of (a) $550,000,000, and
                         (b) the Borrowing Base.

                      The Borrowing Base for the DIP Facility shall be 40% of the fair market value of the Real Property Collateral with respect to the DIP Revolver and the DIP Term Loan thereof. The Borrowing Base for the Emergence Facility shall be 55% of the fair market value of owned Real Property Collateral and shall apply to the Revolver and Term Loan A thereof. All such amounts would also be net of a reserve for anticipated environmental remediation costs for certain properties, a reserve for any title defects affecting the Real Property Collateral (as defined below) deemed unacceptable to Agent, and other customary and normal reserves (including, without limitation, reserves for Carve-Out Expenses) which may be established by Agent.

LETTERS OF CREDIT:    Each letter of credit will be issued for the account of a
                      Borrower by Wells Fargo Bank or another bank selected by Agent, which shall be reasonably satisfactory to Borrowers, and shall have an expiry date that is not later than thirty (30) days prior to the Maturity Date (as hereinafter defined) unless on or prior to the Maturity
                      Date such letter of credit shall be cash collateralized in an amount equal to 105% of the face amount of such letter of credit. Borrowers and Guarantors will be bound by the usual and customary terms contained in the letter of credit issuance documentation of the issuing bank and Foothill.

MATURITY DATE:        FINANCING UNDER THE DIP FACILITY: The earlier of (i) the
                      date which is twelve (12) months following the date of entry of the Final Order, (ii) ten (10) days following the date of entry of an Order confirming Borrowers' plan of reorganization (a "Plan") in the Chapter 11 Cases acceptable to Foothill, and (iii) the conversion of the Chapter 11 Cases to cases under Chapter 7 of the Bankruptcy Code (such earliest date, the "Maturity Date").
                      No confirmation order with respect to a Plan entered in the Chapter 11 Cases will discharge or otherwise affect in any way any of the joint and several obligations of the Loan Parties to Foothill under the DIP Facility, other than after the payment in full and in cash to Foothill of all obligations under the DIP Facility on or before the effective date of the Plan.

                      EMERGENCE FACILITY: Five (5) years from closing date of the Emergence Facility (the "Emergence Facility Maturity Date").

EARLY TERMINATION:      Termination of the Emergence Facility prior to the
                        Emergence Facility Maturity Date shall be subject to a
                        prepayment premium payable to Foothill equal to the
                        percentage set forth in the following schedule of then
                        applicable Maximum Credit Amount for each full and
                        partial month remaining to the Emergence Facility
                        Maturity Date:

                        YEAR 1
                        YEAR 2
                        YEAR 3
                        YEAR 4
                        YEAR 5

                        2.00%
                        1.50%
                        1.00%
                        0.00%
                        0.00%

                        Other customary prepayments to be included in definitive loan documentation (including sale of assets, casualty events, etc.), subject to levels to be negotiated.

CLOSING DATE:           With respect to the DIP Facility on the earlier of (i)
                        July 31, 2003, or (ii) thirty (30) business days
                        following execution of the accompanying Commitment
                        Letter and satisfying the terms thereof (specifically
                        including payment of any required fees), subject only to
                        the Bankruptcy Court having entered the Final Order in
                        form and substance reasonably satisfactory to Foothill.
                        Borrowings under the DIP Facility are subject to entry
                        of the Final Order, in form and substance reasonably
                        satisfactory to Foothill.

COLLATERAL:             DIP Facility: All obligations of the Loan Parties to
                        Foothill shall he: (a) entitled to super-priority
                        administrative expense claim status pursuant to Section
                        364(c)(1) of the Bankruptcy Code in each Chapter 11
                        Case, subject only to (i) the payment of allowed
                        professional fees and disbursements incurred by the Loan
                        Parties and any official committees appointed in the
                        Chapter 1I Cases, in an aggregate amount not in excess
                        of $5,000,000 (plus all unpaid professional fees and
                        disbursements incurred, accrued or invoiced prior to the
                        Occurrence of an Event of Default, to the extent allowed
                        by the Bankruptcy Court) (ii) the payment of fees
                        pursuant to 28 U.S.C. Section 1930 (collectively, the
                        "Carve-Out Expenses") and (b) secured pursuant to
                        Sections 364(c)(2), (c)(3) and (d) of the Bankruptcy
                        Code by a security interest in

                        and lien on all now owned or hereafter acquired property and assets of the Loan Parties, both tangible and intangible, and real property (the "Real Property
                        Collateral") and personal property (including, without limitation, capital stock or other equity interests of their subsidiaries), and the proceeds thereof, excluding
                        (i) Borrowers' real estate subject to any currently existing synthetic lease arrangements and to the existing promissory notes issued to Amerco Real Estate
                        Company by SAC Holdings and its subsidiaries, and (ii) causes of action arising under Sections 502(d), 544, 545, 547, 548, 549, 550 or 551 of the Bankruptcy Code.
                        The security interests in and liens on the aforementioned assets of the Loan Parties shall be first priority, senior secured liens not subject to subordination, but subject to the Carve-Out Expenses.

                        Emergence Facility: Subject to a confirmed Plan acceptable to Foothill, all obligations of the Loan
                        Parties to Foothill shall be secured by a first priority perfected security interest in substantially all the assets of Borrowers and Guarantors, but excluding (i) the existing promissory notes issued to Amerco Real Estate
                        Company by SAC Holdings and its subsidiaries and (ii)
                        Borrowers' real estate subject to any currently existing synthetic lease arrangements. The Emergence Facility shall include provisions authorizing the granting of a junior lien in substantially all of the assets of Borrowers in favor of those parties receiving new notes in connection with the confirmed Plan, subject to an intercreditor agreement, the terms and conditions of which shall be satisfactory to Foothill. Such intercreditor agreement shall, at a minimum, provide for both lien subordination and payment subordination and shall, in all respects, be a "deeply subordinated' instrument.

                        All borrowings by Borrowers, all reimbursement obligations with respect to letters of credit, all costs, fees and expenses of Foothill, and all other obligations owed to Foothill shall be secured as described above and charged to the loan account to be established under the Facilities.

INTEREST RATES:         Advances outstanding under the DIP Facility shall bear
                        interest, at Borrowers' option, at (a) the LIBOR Rate
                        plus 3.50%, or (b) the Base Rate plus 1.00%.

                        Advances outstanding under (i) the Emergence Facility
                        Revolver would bear interest, at Borrowers' option, at
                        (a) the LIBOR Rate plus 4.00%, or (b) the Base Rate plus
                        1.00%, and (ii) advances outstanding under the Emergence
                        Facility Term Loan A would bear interest at the LIBOR
                        Rate plus 4.00%. In addition, the interest rate could be periodically reduced subject to Borrowers achieving certain financial performance and leverage ratios ("Performance Pricing Grid") to be determined.

                        Advances outstanding under the Emergence Facility Term
                        Loan B would bear interest at (i) the greater of the Base Rate plus 4.75% (ii) or 9.00% per annum; provided that 1.75% of such interest will be payment-in-kind
                        (PIK).

                        As used herein (x) "Base Rate" means the rate of interest publicly announced from time to time by Wells
                        Fargo Bank, N.A. at its principal office in San
                        Francisco, California, as its reference rate, base rate or prime rate. The LIBOR Rate means the rate per annum, determined by Foothill in accordance with its customary procedures, at which dollar deposits are offered to major banks in the London interbank market, adjusted by the reserve percentage prescribed by governmental authorities as determined by Foothill. With respect to the Emergence Facility only, at no time shall the LIBOR
                        Rate utilized prior to application of the appropriate margin be less than 2.00%. All interest and fees for the Financing Facilities shall be computed on the basis of a year of 360 days for the actual days elapsed. If any Event of Default shall occur, interest shall accrue under the Facilities at a rate per annum equal to 2.00% in excess of the rate of interest otherwise in effect.

FEES:                   Unused Line Fee      One half of one percent (0.50%) on
                        (for the Financing   the unused portion of the
                        Facilities):         respective Revolver Facility,
                                             payable monthly in arrears.

                        Letter of Credit     Three and one-half percent (3.50%)
                        Fees (for the        per annum of the face amount of
                        Financing            each letter of credit issued under
                        Facilities):         the DIP Facility and four percent
                                             (4.00%) per annum of the face
                                             amount of each letter of credit
                                             issued under the Emergence
                                             Facility, in each case, payable
                                             monthly in advance, plus the
                                             customary charges imposed by the
                                             letter of credit issuing bank.

                        Field Examination    Without limiting the foregoing,
                        Fee (for the         Borrowers would be required to pay
                        Financing            (a) a fee of $850 per day, per
                        Facilities):         analyst, plus out-of-pocket
                                             expenses, for each financial audit
                                             of Borrowers performed by personnel
                                             employed by Foothill, and (b) the
                                             actual charges paid or incurred by
                                             Foothill if it elects to employ the
                                             services of one or more third
                                             parties to perform financial audits
                                             of Borrowers, to appraise
                                             Borrowers' collateral, or to assess
                                             Borrowers' business valuation.

                        Borrowers shall also pay all applicable fees set forth in one or more of the fee letters of even date herewith
                        (collectively, the "Fee Letters").

USE OF PROCEEDS:        DIP Facility: To refinance a certain amount of Amerco's
                        existing $205 million revolving credit facility and fund
                        working capital in the ordinary course of business
                        (including for the fees and transaction costs in
                        connection with the DIP Facility and for the payment of
                        such pre-petition claims as may be permitted by the
                        Court pursuant to "first day" orders or other
                        pre-petition claims permitted under the DIP Facility)
                        with agreed limitations on use of proceeds to fund or
                        capitalize non-debtor entities affiliated with Borrowers
                        and Guarantors.

                        Emergence Facility: To refinance the DIP Facility, fund
                        Borrowers' confirmed Plan and for general corporate purposes including the financing of working capital and capital expenditures.

CONDITIONS              The obligation of Foothill to make any loans in
PRECEDENT:              connection with the DIP Facility will be subject to
                        customary conditions precedent including, without
                        limitation, the following:

                        (a) Execution and delivery of appropriate legal documentation in form and substance satisfactory to Foothill and the satisfaction of the conditions precedent contained therein.

                        (b) Amerco Real Estate Company shall have become a debtor-in-possession under the Chapter 11 Cases

                        (c) No material adverse change in the business operations, assets, financial condition or prospects of Borrowers and Guarantors ("Material
                              Adverse Change") other than the filing of the Chapter 11 Cases and the events resulting from the filing of the Chapter 11 Cases, as determined by Foothill in its sole discretion.

                        (d) Entry of the Final Order in the Chapter 11 Cases, reasonably satisfactory in form and substance to Foothill, which Final Order (i) shall approve the transactions contemplated herein, grant the super priority administrative expense claim status and senior liens referred to above, (ii) shall not have been reversed, modified, amended, stayed or vacated, and (iii) shall have been entered no later than July 31,2003.

                        (e) Foothill shall have been granted a deemed perfected, first priority senior lien on all Collateral, as defined earlier. Foothill shall have received real estate UCC, tax and judgment lien searches and other appropriate evidence, confirming the absence of any liens on the Collateral, except existing liens acceptable to Foothill. Foothill acknowledges that it has already reviewed real estate title reports on over 95% of Borrowers' properties, have negotiated a form of title insurance commitment and have reviewed issued title insurance commitments on over 350 of Borrowers' properties.

                        (f) Opinions from the Loan Parties' counsel as to such matters as Foothill and its counsel may reasonably request.

                        (g) Insurance satisfactory to Foothill, such insurance to include liability insurance for which Foothill, will be named as an additional insured and property insurance with respect to the Collateral for which Foothill will be named as loss payee.

                        (h) Foothill's completion of and satisfaction in all respects with the results of its ongoing due diligence investigation of the business, assets, operations, properties (including compliance with
                              FIRREA), condition (financial or otherwise), contingent liabilities, prospects and material agreements of Borrowers and their respective
                              Subsidiaries.

                        (i) Borrowers shall have paid to Foothill all fees and expenses, including all appraisal fees and expenses, then owing to Foothill.

                        (j) Receipt of the Budget as provided to the Bankruptcy court.

                        (k) Borrowers shall, at loan closing, have a minimum of $40,000,000 in the aggregate of unrestricted cash and available but unused credit availability
                              (defined as the difference between (i) the lesser of the (X) the Borrowing Base or (Y) $300,000,000 and (ii) the sum of the loans and LC's outstanding) under the DIP Facility.

                        (l) Satisfying any conditions precedent in the Commitment Letter.

                        Emergence Facility:

                        The obligation of Foothill to make any loans or assist in the issuance of any letters of credit in connection with the $6,50,000.000 Emergence Facility will be subject to customary conditions precedent including, without limitation, the following:

                              (a) Foothill shall have closed the DIP Facility with Borrowers as provided herein.

                              (b)   Receipt of evidence of the entry of a final
                                    Order confirming Borrowers' Plan and
                                    accompanying disclosure statement, and
                                    satisfaction of all other conditions to the confirmation of such Plan, which Plan, disclosure statement, and confirmation Order shall be in form and substance reasonably acceptable to Foothill and which Plan will include, among things, a level of assets both in number and value, acceptable to Foothill.

                              (c)   Receipt of management's projections and
                                    business plan for the succeeding twelve (12) month period on a month- by-month basis and the succeeding four year period on an annual basis in form and substance acceptable to Foothill.

                              (d) Payment of all reasonable fees and expenses owing to Foothill in connection with the Emergence Facility.

                  (e) Execution and delivery of appropriate legal documentation in form and substance satisfactory to Foothill and the satisfaction of the conditions precedent contained therein and delivery of all appropriate opinions of counsel relating thereto, reasonably satisfactory in all respects to Foothill.

                  (f) Payment in full of obligations owing and amounts outstanding under the DIP Facility.

                  (g) Foothill shall have been granted a perfected, first priority lien on all Collateral including without limitation mortgages on all owned real property in form and substance satisfactory to Foothill. Foothill shall have received real estate, UCC, tax and judgment lien searches and other appropriate evidence, confirming the absence of any liens on the Collateral, except existing liens acceptable to Foothill.

                  (h) No default or event of default shall exist under the loan documents for the DIP Facility or the Emergence Facility, and no pending claim, investigation or litigation by any governmental entity shall exist with respect to the Loan Parties or the transactions contemplated hereby.

                  (i) The absence of (i) a Material Adverse Change in the business operations, assets, condition (financial or otherwise) or prospects of Borrowers and Guarantors since March 31, 2002, as determined by Foothill in its sole discretion, other than (x) the filing of the Chapter 11 Cases and the events resulting from the filing of the Chapter 11 Cases, (y) the withdrawal by PriceWaterhouseCoopers of its audit letter with respect to the Borrowers' financial statements for the fiscal year ended as of March 31, 2002, and (z) such other matters as have been disclosed in writing by Borrowers to Foothill on or before June 20, 2003 or (ii) an adverse change or disruption in the loan syndication, financial, banking or capital markets generally that, in Foothill's judgment, could materially impair the syndication of the Emergence Facility.

                  (j) Foothill's commencement and completion of, and satisfaction in all respects with, the results of its ongoing due diligence investigation of the business, assets, operations, properties, condition (financial or otherwise), contingent liabilities, prospects and material agreements of Borrowers and their respective Subsidiaries.

REPRESENTATIONS            Usual representations and warranties, including, but
AND WARRANTIES:            not limited to, corporate existence and good
                           standing, permits and licenses, authority to enter into the respective loan documents, occurrence of the closing date for the respective Financing Facilities, validity of the Final Order, governmental approvals, non-violation of other agreements, financial statements, litigation, compliance with environmental, pension and other laws. taxes.
                           insurance, absence of Material Adverse Change, absence of default or unmatured default and priority of Foothill's liens.

COVENANTS:                 With respect to the DIP Facility, Borrowers will be
                           required to maintain agreed upon minimum levels of EBITDA, EBITDAR and fixed charge coverage ratios.
                           With respect to the Emergence Facility, Borrowers will be required to maintain agreed upon minimum levels of EBITDA. EBITDAR, leverage and fixed charge coverage ratios. All such covenants will be not less than 80% of Borrowers' projected operating performance. Borrowers will also have a limitation on capital expenditures (to be determined). All such financial covenants shall be tested quarterly.
                           Financial reporting shall include, without limitation, the delivery to Agent of monthly financial statements, audited annual financial statements and annual updated projections and any financial and other reporting material filed in the Bankruptcy Cases or shared with any Committees appointed in the Bankruptcy Cases.

                           Other customary covenants (both positive and negative), including, but not limited to, notices of litigation, defaults and unmatured defaults and other information (including pleadings, motions, applications and other documents filed with the Bankruptcy Court or distributed to any official committee appointed in the Chapter 11 Cases), compliance with laws, permits and licenses, inspection of properties, books and records, maintenance of insurance, limitations with respect to liens and encumbrances, dividends, retirement of capital stock and repurchases of subordinated debt (except for certain repurchases to be agreed upon based on performance ratios and liquidity at levels to be determined at the time of the proposed repurchase), guarantees, sale and lease back transactions, consolidations and mergers, investments, capital expenditures, loans and advances, indebtedness, compliance with pension, environmental and other laws, operating leases, transactions with affiliates and prepayment of other indebtedness.

CASH MANAGEMENT:           Borrowers shall institute a cash management system
                           satisfactory to Agent, including without limitation, establishing one or more concentration accounts at financial institutions acceptable to

                           Agent.

EVENTS OF DEFAULT:         Usual events of default, including, but not limited
                           to, payment, cross-default, violation of covenants, breach of representations or warranties, judgments, ERISA, environmental, change of control and other events of default which are customary in facilities of this nature.

                           In addition, an Event of Default shall occur if (i)
                           (A) any of the Chapter 11 Cases shall be dismissed or converted to a chapter 7 case, a chapter 11 trustee or an examiner with enlarged powers shall be appointed in any of the cases, any other superpriority administrative expense claim which IS senior to or pan passu with Foothill's claims shall be granted and the Final Order shall be stayed, amended, modified, reversed or vacated; (B) a Plan shall be confirmed in any of the Chapter 11 Cases which does not provide for termination of the commitment under the DIP Facility and payment in full in cash of the Loan Parties' obligations thereunder on the effective date of the Plan; or an order shall be entered which dismisses any of the Loan Parties' Chapter 11 Cases and which order does not provide for termination of the Financing Facility then outstanding and payment in full in cash of all obligations thereunder; (C) the Loan Parties shall take any action, including the filing of an application, in support of any of the foregoing or any person other than the Loan Parties shall do so and such application is not contested in good faith by the Loan Parties and the relief requested is granted in an order that is not stayed pending appeal; (ii) the Bankruptcy Court shall enter an order granting relief from the automatic stay to the holder of any security interest in any asset of the Loan Parties having a book value in an amount equal to or exceeding an amount to be agreed upon; and
                           (iii) such other similar Events of Default as are usual and customary in DIP credit facilities.

GOVERNING LAW:             All documentation in connection with the Financing
                           Facilities shall be governed by the laws of the State of New York applicable to agreements made and performed in such State except as governed by the Bankruptcy Code.

ASSIGNMENTS AND            Foothill shall be permitted to assign its rights and
PARTICIPATIONS:            obligations hereunder, or any part thereof, to any
                           person or entity without the consent of the Loan
                           Parties. Foothill shall be permitted to grant participations in such rights and obligations, or any part thereof, to any person or entity without the consent of the Loan Parties.

EXPENSES:                  The Loan Parties shall pay on demand all fees and
                           expenses of Foothill (including legal fees, financial consultant fees (if any), audit fees, search fees, filing fees, and documentation fees, and expenses in excess of the Deposit), incurred in connection with the transactions contemplated by this Term Sheet, whether or not such transactions close.

SYNDICATION:               Foothill shall underwrite the DIP Facility and
                           syndicate to other qualified financial institutions and, to the extent set forth in the Commitment
                           Letter, Foothill shall underwrite the Emergence
                           Facility and syndicate to other qualified financial institutions.